EXHIBIT 99.1

Contact:

Will Roberts

Director, Corporate Communications

ViroPharma Incorporated

Phone (610) 321-2870

VIROPHARMA ANNOUNCES APPOINTMENT OF JOHN LEONE

TO BOARD OF DIRECTORS

Exton, PA, January 19, 2006 -- ViroPharma Incorporated (Nasdaq: VPHM) today announced the appointment of John R. Leone to its board of directors.

Mr. Leone, age 58, brings over 30 years of pharmaceutical and health care industry experience to ViroPharma. He is the former president, chief executive officer and member of the board of directors of Cambrex Corporation, a global, diversified life science company dedicated to providing essential products and services that accelerate and improve the discovery and commercialization of human therapeutics.

Prior to joining Cambrex, from 2000 to 2004, Mr. Leone was senior vice president and chief operating officer for U.S. commercial operations of Aventis Pharmaceuticals, with full P&L responsibility for U.S. Pharmaceutical Business. During his tenure, he oversaw the U.S. operations, involving strategic planning, proposal management, team-building, new product development, marketing, and sales, for the pharmaceutical and oncology business units with an operating budget of over $4.0 billion. Mr. Leone joined Rhone-Poulenc Rorer in 1996 as vice president and general manager, later assuming the role of senior vice president and general manager responsible for all U.S. pharmaceutical businesses. He began his pharmaceutical career with Pfizer, and after 11 years in both domestic and international marketing positions, joined American Home Products Corporation. There, over a 12 year period, he held a variety of senior management positions of increasing seniority culminating in his tenure as vice president and general manager, Wyeth-Lederle Vaccines. Mr. Leone has a bachelor of science degree from the U.S. Military Academy at West Point, New York, and a masters of business administration degree in marketing from the University of Colorado.

"We are very pleased to welcome John Leone to our board of directors," commented Michel de Rosen, ViroPharma's chief executive officer and chairman. "John brings significant commercial and broad pharmaceutical operational experience to our board which will be invaluable to us as we evolve as a development and commercial organization. His rich experience and great personality will allow him to contribute to our already strong board and I look forward to his wisdom and input."

Mr. Leone is replacing the outgoing Frank Baldino, Ph.D., who has served on ViroPharma's board of directors for over 10 years and who will resign as a director at the 2006 ViroPharma annual meeting. Since 1987, Dr. Baldino has served as chief executive officer and chairman of the board of directors of Cephalon, Inc., an integrated biopharmaceutical company committed to the discovery, development and marketing of products to treat neurological disorders, pain and cancer.

Mr. de Rosen commented on Dr. Baldino by saying, "For the past decade, Frank has been an extraordinarily valuable member of our board of directors. In that time, our company has benefited from his guidance and his experience in the pharmaceutical industry. We thank him for his outstanding contributions to ViroPharma, and for the integrity with which he shared his expertise during his tenure."

"I am pleased to have served on the board of directors of ViroPharma from the beginning; I am proud of the extraordinary success that the company has achieved, and of the value that it has delivered to its shareholders," commented Dr. Baldino.  "ViroPharma now has both momentum and a growth strategy in place that I believe will allow it to succeed."

About ViroPharma Incorporated

ViroPharma Incorporated is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/pulvules_pi.pdf). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the company's website at www.viropharma.com.

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